April 15, 1998

Highwoods/Forsyth Limited Partnership
3100 Smoketree Court, Suite 600
Raleigh, North Carolina 27604

Ladies and Gentlemen:

         We are acting as counsel to Highwoods/Forsyth Limited Partnership, a North Carolina limited partnership (the "Operating Partnership"), in connection with the Operating Partnership's Registration Statement on Form S-3 (the "Abbreviated Registration Statement") filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), for the registration of an additional $5 million aggregate principal amount of its debt securities (the "Debt Securities"). The Debt Securities will be offered for sale to the public together with debt securities of the same class registered pursuant to the Operating Partnership's Registration Statement on Form S-3 (No. 333- 31183-01), which was declared effective on July 24, 1997 (the "Initial Registration Statement"). The Debt Securities are to be issued pursuant to an indenture dated December 1, 1996 (the "Indenture") among the Operating Partnership, Highwoods Properties, Inc. and First Union National Bank, as trustee.

         We have made such legal and factual examinations and inquiries, including an examination of originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate for purposes of this opinion.

         Based upon and subject to the foregoing, we are of the opinion that when (i) duly authorized officers of the Operating Partnership have taken all necessary actions to approve the terms of the Debt Securities, including the form of note to evidence the Debt Securities, and (ii) the Debt Securities are executed and authenticated in accordance with the terms of the Indenture and delivered to the purchasers thereof upon payment of the agreed upon consideration therefor, the Debt Securities will be validly issued and binding obligations of the Operating Partnership.

         We are members of the Bar of the State of North Carolina and the foregoing opinion is limited to the laws of the State of North Carolina and the federal laws of the United States of America.




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         We hereby consent to the filing of this opinion as an exhibit to the
Abbreviated Registration Statement. We also consent to the reference to us under the caption "Legal Matters" in the Prospectus contained in the Initial Registration Statement, which has been incorporated by reference into the Abbreviated Registration Statement.

         This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

                                       Very truly yours,

                                       ALSTON & BIRD LLP


                                       By:      /S/ Robert H. Bergdolt
                                                Robert H. Bergdolt, Partner


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